EXHIBIT 99.1

Monarch Casino & Resort Reports Second Quarter Net Revenue of $59.9 Million, Net Income of $9.2 Million and Adjusted EBITDA of $15.9 Million

RENO, Nev., July 24, 2018 (GLOBE NEWSWIRE) -- Monarch Casino & Resort, Inc. (Nasdaq:MCRI) (“Monarch” or “the Company”) today reported operating results for the quarter ended June 30, 2018, as summarized below:

($ in thousands, except per share data and percentages)

	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	Increase	2018	2017	Increase
Net revenue(1)	$59,909	$58,229	2.9%	$116,177	$111,643	4.1%

Adjusted EBITDA(2)	15,909	15,801	0.7%	28,724	27,916	2.9%

Net income	$9,239	$7,239	27.6%	$15,980	$12,111	31.9%

Basic EPS	$0.52	$0.41	26.8%	$0.90	$0.69	30.4%
Diluted EPS	$0.50	$0.40	25.0%	$0.86	$0.67	28.4%

(1) As described in the section below entitled “New Revenue Recognition Standard” the Company has changed its revenue recognition policy effective January 1, 2018. This change resulted in a $0.2 million and $0.3 million increase in Net revenue for the three and six months ended June 30, 2018, respectively. Please see the reconciliation provided at the end of this release for more information related to the changes in revenues and expenses.
(2) Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.

CEO Comment
John Farahi, Co-Chairman and Chief Executive Officer of Monarch, commented: “Our continued growth in the second quarter highlights our strategic positioning in two of the country’s most favorable gaming markets. Second quarter revenue growth of 3% was driven by record second quarter levels of slot win at Atlantis Casino Resort and Monarch Black Hawk while Atlantis also delivered its highest ever level of second quarter hotel revenue. However, flow through to Adjusted EBITDA was impacted by increased labor expense over the prior year and incremental construction-related expenses, compounded by historically low table game hold at Atlantis, resulting in Adjusted EBITDA growth of 1% for the quarter.

“Atlantis continues to benefit from the overall health of Reno market and remains well positioned to capitalize on the region’s long-term economic resurgence thanks to its world-class amenities and favorable location adjacent to the Reno-Sparks Convention Center.

“Monarch Casino Black Hawk is driving healthy visitation, guest play and market share gains which we believe bodes well for the property’s future. Slot play and visitation trends at the property remain healthy and consistent, though Adjusted EBITDA flow through has been hampered by construction-related operating expenses which we expect will subside as the new hotel and other amenities open next year.

“Throughout the quarter we made further progress with our master planned expansion at Monarch Casino Black Hawk, which remains on schedule and on budget. Our guests are excited about the property’s transformation and we look forward to completing the project next year. Our guests and visitors to our website can see that the 23-story hotel tower now rises past its halfway point.

“We remain focused on delivering exceptional guest service as we continue to evaluate our operations and explore the use of technology and analytics to drive further efficiencies, improve margins and increase profitability. Overall, we believe 2018 remains on track to be a year of growth for the Company and we look forward to the second half of the year and the opening in mid-2019 of our Black Hawk expansion.”

New Revenue Recognition Standard
On January 1, 2018, the Company adopted accounting standard update No. 2014-09 (“ASC 606”) and all the related amendments to all contracts (“new revenue standard”) which provides consistency in the reported financial information within the gaming industry. The Company applied the modified retrospective method and recognized the cumulative effect of the initial application of the new revenue standard as an adjustment to the opening balance of retained earnings. The opening retained earnings adjustment primarily related to the change in the accounting for the slot club liability from the immediate revenue/cost method to the deferred revenue method.

The new revenue standard also resulted in reclassifications to and from revenues, promotional allowances and operating expenses. Pursuant to the new FASB guidelines, food and beverage, hotel and other complimentaries are now valued at their retail price and included as revenues within their respective categories, with a corresponding decrease in gaming revenues, as the offsetting amount historically included in promotional allowances has been eliminated. In addition, the cost of providing these complimentary goods and services are now included as expenses within their respective categories, resulting in a corresponding decrease in casino expenses. While those changes have resulted in a $171 thousand and $316 thousand increase in net revenue for the three and six months ending June 30, 2018, respectively, they had no impact on adjusted EBITDA and diluted EPS.

Financial results for the three months and six months ending June 30, 2017 have not been restated and are reported under the accounting standards in effect during that period. The Company has provided reconciliation between the new revenue standard and the old revenue standard for the three and six months ending June 30, 2018 at the end of this release.

Summary of 2018 Second Quarter Operating Results
For the 2018 second quarter, consolidated net revenues of $59.9 million increased 2.9% from $58.2 million in the prior year. Primarily due to the previously announced change in revenue recognition accounting casino revenues declined 31.3% year over year, hotel revenues increased 29.6% and food and beverage revenues increased 12.7%. See, “MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES RECONCILIATION OF POST TO PRE ASC 606 ADOPTION” below. Casino revenue was also impacted during the second quarter of 2018 by abnormally low table game hold at Atlantis. Underlying trends in the Company’s slot floor, hotel and food and beverage operations were healthy on a year over year basis.

Selling, general and administrative (“SG&A”) expenses for the second quarter of 2018 were $16.2 million compared to $15.1 million in the prior year period, driven primarily by increased labor expense, utility expense and repair and maintenance expense. As a percentage of net revenue, SG&A expenses increased to 27.0% compared to 25.9% a year ago. Casino operating expense as a percentage of casino revenue decreased to 34.9% in the second quarter of 2018 compared to 39.8% in the second quarter of 2017 due to the adoption of the new revenue standard, partially offset by lower table games revenue at Atlantis. Food and beverage operating expense as a percentage of food and beverage revenue increased to 75.2% during the second quarter of 2018 from 41.8% a year ago as a result of the adoption of the new revenue standard, partially offset by improvements in product cost. Hotel operating expense as a percentage of hotel revenue increased to 37.7% in the second quarter of 2018 compared to 36.0% in the same period in the prior year, primarily as a result of the adoption of the new revenue standard, partially offset by underlying hotel revenue growth.

The Company generated consolidated adjusted EBITDA of $15.9 million in the second quarter of 2018, an increase of $0.1 million, or 0.7%, over the same period a year ago. Net income and diluted EPS for the second quarter of 2018 rose 27.6% and 25.0%, respectively, partially benefiting from a lower tax rate as a result of the Tax Cuts and Jobs Act enacted late last year.

Monarch Black Hawk Expansion
Summarized below is an update on the Company’s ongoing upgrade and expansion of Monarch Casino Black Hawk, including the budgeted costs and completion dates for the project as well as the amounts spent through June 30, 2018:

$ in millions	Budget Cost	Total Spent Through June 30, 2018	Left to Spend	Estimated Completion Date
I. Existing Facility
Monarch Casino Black Hawk (1)	$76	$76	-	Completed
Existing Facility Upgrade (2)(3)	$34 - $36	$23	$11 - $13	Interior completed; Exterior 2018
Total Existing Facility	$110 - $112	$99	$11 - $13

II. Expansion
Acquired Land Parcels	$10	$10	-	Completed
Parking Structure	$38 - $41	$41	-	Completed
Hotel Tower & Casino (3)	$264 - $269	$69	$195 - $200	2Q19
Other	$8 - $10	$10	-
Total Expansion	$320 - $330	$130	$195 - $200
Total Cost	$430 - $442	$229	$206 - $213

(1) The Company paid $76.0 million cash or $69.2 million net of acquired working capital and NOLs when it acquired Monarch Casino Black Hawk (formerly Riviera Black Hawk Casino) in 2012.
(2) Includes upgrades to the interior, which were completed in August 2015, demolition of the original garage, and upgrades to the exterior of the existing facility to match the design of the master planned expansion.
(3) The Company anticipates funding the hotel tower and casino expansion, as well as the existing facility exterior upgrades, from a combination of operating cash flow and the amended and restated credit facility (the “Amended Credit Facility”).

Monarch continues to expect completion of the Monarch Casino Black Hawk hotel tower and casino expansion in the second quarter of 2019.

Credit Facility and Liquidity
Capital expenditures of $28.5 million in the second quarter of 2018 include construction costs related to the Monarch Black Hawk expansion and ongoing capital maintenance spending. Capital expenditures were funded from the Company’s operating cash flows as well as $10.8 million of new borrowings against its Amended Credit Facility. The amount outstanding on Monarch’s Amended Credit Facility as of June 30, 2018 was approximately $37.0 million.

Interest expense, net of amount capitalized, for the second quarter of 2018 was $42 thousand, compared to $206 thousand in the second quarter of 2017.

We believe that the combination of operating cash flow and the approximately $212.4 million available under its Amended Credit Facility will fund all remaining costs related to the completion of the Monarch Casino Black Hawk expansion.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, statements relating to (i) our plans, objectives, near- and long-term outlook, opportunities, expectations, growth prospects and future operations with respect to Atlantis Casino Resort Spa and Monarch Casino Black Hawk and the markets in their respective regions; (ii) our plans, costs, financing, and additional expenses and revenue opportunities as a result of project and budget modifications, construction, completion and opening timelines of upgraded, redesigned and/or expanded facilities at Monarch Casino Black Hawk; and (iii) our expectations regarding our future position in the market and the quality of service we provide to our guests. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  construction factors, including delays, disruptions, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, building permit issues and other regulatory approvals or issues;
  we have not yet entered into a guaranteed maximum price (“GMP”) construction contract with our Monarch Casino Black Hawk general contractor;
  components of our Monarch Casino Black Hawk construction project will be outside the scope of any GMP contract;
  access to available and reasonable financing on a timely basis;
  our ability to generate sufficient operating cash flow to help finance our expansion plans;
  our ability to effectively manage expenses to optimize its margins and operating results;
  changes in laws and regulations permitting expanded and other forms of gaming in our key markets;
  the effects of local and national economic, credit and capital market conditions on the economy in general and on the gaming industry and our business in particular;
  guest acceptance of our expanded facilities once completed and the resulting impact on our market position, growth and future financial results; and
  competition in our target market areas

Additional information concerning potential factors that could adversely affect all forward-looking statements, including the Company's financial results, is included in our Securities and Exchange Commission filings, including our most recent annual report on Form 10-K and quarterly report on Form 10-Q, which are available on our website at www.monarchcasino.com.

About Monarch Casino & Resort, Inc.

Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada, and the Monarch Casino Black Hawk in Black Hawk, Colorado, approximately 40 miles west of Denver. For additional information on Monarch, visit Monarch's website at www.monarchcasino.com.

The Atlantis features approximately 61,000 square feet of casino space; 824 guest rooms; eight food outlets; two espresso and pastry bars; a 30,000 square-foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 38 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room.

The Monarch Casino Black Hawk features approximately 30,000 square feet of casino space; approximately 740 slot machines; 14 table games; a 250-seat buffet-style restaurant; a snack bar and a new nine-story parking structure with approximately 1,350 spaces, plus additional existing valet parking bringing total parking capacity to 1,500 spaces. Once completed, the Monarch Casino Black Hawk expansion will nearly double the casino space and will add a 23-story hotel tower with approximately 500 guest rooms and suites, an upscale spa and pool facility, three restaurants (bringing the total to four restaurants), additional bars, and associated support facilities.

Contacts:
David Farahi
Chief Operating Officer
775/825-4700 or dfarahi@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy
JCIR
212/835-8500 or mcri@jcir.com

- financial tables follow -

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (In thousands, except per share data) (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Revenues
Casino	$31,142	$45,323	$61,087	$86,633
Food and beverage	17,541	15,562	34,479	31,052
Hotel	8,097	6,248	14,460	11,888
Other	3,129	3,070	6,151	5,848
Gross revenues	59,909	70,203	116,177	135,421
Less promotional allowances	-	(11,974)	-	(23,778)
Net revenues	59,909	58,229	116,177	111,643

Operating expenses
Casino	10,856	18,060	21,552	35,740
Food and beverage	13,196	6,510	26,290	12,762
Hotel	3,056	2,249	6,555	4,457
Other	1,565	1,022	3,110	2,007
Selling, general and administrative	16,152	15,080	31,337	29,719
Depreciation and amortization	3,738	3,769	7,430	7,675
Loss (gain) on disposition of assets	4	(14)	4	4
Total operating expenses	48,567	46,676	96,278	92,364

Income from operations	11,342	11,553	19,899	19,279

Other expenses
Interest expense, net of amounts capitalized	(42)	(206)	(122)	(478)
Total other expense	(42)	(206)	(122)	(478)

Income before income taxes	11,300	11,347	19,777	18,801
Provision for income taxes	(2,061)	(4,108)	(3,797)	(6,690)
Net income	$9,239	$7,239	$15,980	$12,111

Earnings per share of common stock
Net income
Basic	$0.52	$0.41	$0.90	$0.69
Diluted	$0.50	$0.40	$0.86	$0.67

Weighted average number of common shares and potential common shares outstanding
Basic	17,821	17,527	17,795	17,502
Diluted	18,569	18,208	18,556	18,114

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except shares)

	June 30,	December 31,
	2018	2017
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$27,133	$29,151
Receivables, net	5,003	6,925
Income taxes receivable	460	2,008
Inventories	3,300	3,335
Prepaid expenses	4,178	4,612
Total current assets	40,074	46,031
Property and equipment
Land	30,034	30,034
Land improvements	7,281	7,249
Buildings	193,286	193,286
Buildings improvements	25,461	24,745
Furniture and equipment	141,915	140,404
Construction in progress	101,370	48,834
Leasehold improvements	3,782	3,800
	503,129	448,352
Less accumulated depreciation and amortization	(204,447)	(197,638)
Net property and equipment	298,682	250,714
Other assets
Goodwill	25,111	25,111
Intangible assets, net	3,286	3,869
Deferred income taxes	3,544	3,544
Other assets, net	2,549	2,818
Total other assets	34,490	35,342
Total assets	$373,246	$332,087

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$7,411	$8,184
Construction accounts payable	19,385	5,823
Accrued expenses	28,872	25,406
Total current liabilities	55,668	39,413
Long - term debt	36,970	26,200
Total liabilities	92,638	65,613

Stockholders' equity
Preferred stock, $.01 par value, 10,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value, 30,000,000 shares authorized;	191	191
19,096,300 shares issued; 17,874,653 outstanding at June 30, 2018;
17,759,446 outstanding at December 31, 2017
Additional paid-in capital	28,280	26,890
Treasury stock, 1,221,647 shares at June 30, 2018; 1,336,854 shares at	(16,501)	(18,123)
December 31, 2017
Retained earnings	268,638	257,516
Total stockholders' equity	280,608	266,474
Total liabilities and stockholders' equity	$373,246	$332,087

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES RECONCILIATION OF POST TO PRE ASC 606 ADOPTION (In thousands, unaudited)

	Three Months Ended June 30, 2018
	Pre ASC 606 Adoption	ASC 606 Changes		Post ASC 606 Adoption
Revenues
Casino	$45,967	($14,825)	(a)(b)(c)(d)	$31,142
Food and beverage	16,178	1,363	(a)(d)(e)	17,541
Hotel	6,818	1,279	(a)(f)	8,097
Other	3,149	(20)	(a)(d)	3,129
Gross revenues	72,112	(12,203)		59,909
Less promotional allowances	(12,374)	12,374	(a)(d)	-
Net revenues	$59,738	$171	(b)(c)(e)(f)	$59,909

Operating expenses
Casino	$18,905	($8,049)	(b)(c)(g)	$10,856
Food and beverage	6,252	6,944	(e)(g)	13,196
Hotel	2,296	760	(f)(g)	3,056
Other	1,049	516	(g)	1,565
Selling, general and administrative	16,152	-		16,152
Depreciation and amortization	3,738	-		3,738
Loss on disposal of assets	4	-		4
Total operating expenses	48,396	171		48,567
Income from operations	$11,342	-		$11,342
Adjusted EBITDA (1)	$15,909	-		$15,909

(1) Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.

(a) Change as a result of reclassification of current period complimentaries at estimated retail price from promotional allowances to casino, food and beverage, hotel, spa and retail revenues.
(b) Change as a result of reclassification of the earned and unused points during the period from casino expense to casino revenue.
(c) Change as a result of reclassification of the wide area progressive system expense from casino revenue to casino expense.
(d) Change as a result of the change of the casino floor bars menu prices and some retail outlets prices from discounted to retail price.
(e) Change as a result of reclassification of the banquets service fees from food and beverage expense to food and beverage revenue.
(f) Change as a result of reclassification of the groups rebate and commissions from hotel expense to hotel revenue.
(g) Change as a result of the elimination of the reclassification journal entry that reclassified the costs of complimentaries from hotel, food and beverage and other expense categories to casino expense. Under ASC 606, the costs of complimentaries stay in the complimentaries revenue producing department.

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES RECONCILIATION OF POST TO PRE ASC 606 ADOPTION (In thousands, unaudited)

	Six Months Ended June 30, 2018
	Pre ASC 606 Adoption	ASC 606 Changes		Post ASC 606 Adoption
Revenues
Casino	$89,673	($28,586)	(a)(b)(c)(d)	$61,087
Food and beverage	31,663	2,816	(a)(d)(e)	34,479
Hotel	12,523	1,937	(a)(f)	14,460
Other	6,195	(44)	(a)(d)	6,151
Gross revenues	140,054	(23,877)		116,177
Less promotional allowances	(24,193)	24,193	(a)(d)	-
Net revenues	$115,861	$316	(b)(c)(e)(f)	$116,177

Operating expenses
Casino	$37,883	($16,331)	(b)(c)(g)	$21,552
Food and beverage	12,423	13,867	(e)(g)	26,290
Hotel	4,822	1,733	(f)(g)	6,555
Other	2,063	1,047	(g)	3,110
Selling, general and administrative	31,337	-		31,337
Depreciation and amortization	7,430	-		7,430
Loss on disposal of assets	4	-		4
Total operating expenses	95,962	316		96,278
Income from operations	$19,899	-		$19,899
Adjusted EBITDA (1)	$28,724	-		$28,724

(1) Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.

(a) Change as a result of reclassification of current period complimentaries at estimated retail price from promotional allowances to casino, food and beverage, hotel, spa and retail revenues.
(b) Change as a result of reclassification of the earned and unused points during the period from casino expense to casino revenue.
(c) Change as a result of reclassification of the wide area progressive system expense from casino revenue to casino expense.
(d) Change as a result of the change of the casino floor bars menu prices and some retail outlets prices from discounted to retail price.
(e) Change as a result of reclassification of the banquets service fees from food and beverage expense to food and beverage revenue.
(f)  Change as a result of reclassification of the groups rebate and commissions from hotel expense to hotel revenue.
(g) Change as a result of the elimination of the reclassification journal entry that reclassified the costs of complimentaries from hotel, food and beverage and other expense categories to casino expense. Under ASC 606, the costs of complimentaries stay in the complimentaries revenue producing department.

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME
 (In thousands, unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, a GAAP financial measure:

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Adjusted EBITDA (1)	$15,909	$15,801	$28,724	$27,916
Expenses:
Stock based compensation	(825)	(493)	(1,391)	(958)
Depreciation and amortization	(3,738)	(3,769)	(7,430)	(7,675)
Interest expense, net of amount capitalized	(42)	(206)	(122)	(478)
Gain (loss) on disposition of assets	(4)	14	(4)	(4)
Provision for income taxes	(2,061)	(4,108)	(3,797)	(6,690)
Net income	$9,239	$7,239	$15,980	$12,111

(1) Adjusted EBITDA, a non-GAAP financial measure, consists of net income plus loss on disposal of assets, provision for income taxes, stock based compensation expense, other one-time charges, interest expense, depreciation and amortization less interest income, any benefit for income taxes and gain on disposal of assets. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with US Generally Accepted Accounting Principles), as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with US GAAP) or as a measure of liquidity. This measure enables comparison of the Company's performance over multiple periods, as well as against the performance of other companies in our industry that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and, therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.